Exhibit 99.1

Praxair Announces Price Increases for Gases and Facility Fees Effective September 1, 2010

DANBURY, Conn.--(BUSINESS WIRE)--August 13, 2010--Praxair, Inc. (NYSE: PX) and Praxair Canada Inc. are notifying bulk and packaged industrial and medical gas customers in the United States and Canada of the following increases in product prices, facility fees/monthly basic charges and other items, effective September 1, 2010, or as contracts permit:

  Up to 10% for nitrogen, oxygen, argon, hydrogen, and carbon dioxide;
  Up to 5% for helium;
  Up to 10% for facility fees or monthly basic charges and cylinder rental rates.

Price adjustments may be higher or lower than these ranges in accordance with contract provisions.

These adjustments are necessary to support continued reinvestment in equipment, facilities and sources to maintain reliable supply, as well as to better serve our customers’ requirements and to offset an accumulation of costs.

Praxair, Inc. is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2009 sales of $9 billion. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

CONTACT:
Praxair, Inc.
Media
Melanie Rener, 203-837-2558
melanie_rener@praxair.com
or
Investors
Elizabeth Hirsch, 203-837-2354
liz_hirsch@praxair.com